Exhibit 99.3
PDC Energy, Inc.
2018 Equity Incentive Plan

VP/Executive Restricted Stock Unit Agreement

February 16, 2022

VP/Executive name
Address 1
Address 2

Dear :

We are pleased to inform you that PDC Energy, Inc. (the “Company”) made the following award of restricted stock units to you (the “Restricted Stock Units”) pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”). The grant is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.

Notice of Restricted Stock Unit Award

Grant Date		February 16, 2022
Number of Restricted Stock Units		[_____________________]
Vesting Schedule
Except as set forth below, the Restricted Stock Units will vest in accordance with the following schedule, provided you remain in the Continuous Service of the Company or its Subsidiaries from the Grant Date to the applicable “Scheduled Vesting Date” set forth below:

	Shares	Vest Date
	[____]	February 25, 2023
	[____]	February 25, 2024
	[____]	February 25, 2025

The term “Continuous Service” shall mean your uninterrupted service to the Company or an Affiliate as an employee, non-employee director, or consultant. The Administrator shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that your Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an employee but continue to perform services for the Company as a non-employee director or consultant.

Special Vesting Events
Certain terminations of Continuous Service

In the event of the termination of your Continuous Service due to death or Disability, as defined in the Plan, or pursuant to an Administrator-approved retirement in accordance with any then-existing retirement policy adopted by the Administrator under the Plan that applies to you, or due to a termination without Cause or your voluntary resignation for Good Reason (as the terms “Cause” and “Good Reason” are defined in your employment agreement, if any, or if none, in any Company severance plan in which you are a participant), any unvested Restricted Stock Units will vest as of your date of termination.

Retirement

If no retirement policy adopted by the Administrator under the Plan applies to you, then, in the event you terminate Continuous Service because of your retirement, as determined by the Administrator in its sole and absolute discretion, the Administrator may determine to vest some or all of your unvested outstanding Restricted Stock Units as of your date of termination. In determining whether to vest any of your unvested outstanding Restricted Stock Units, the Administrator will have absolute discretion and shall take into account the circumstances surrounding your retirement, whether you have provided sufficient advance notice of your intent to retire, whether you have located and/or trained a successor for your position and otherwise minimized disruption to the Company’s business, your length of Continuous Service from and after the Grant Date, your length of total service to the Company, your job performance, and any other factors the Administrator deems relevant in its sole and absolute discretion.

Payment
Timing
The Company shall make payment for each Restricted Stock Unit that vests hereunder upon the first to occur of: (i) the Scheduled Vesting Date of such Restricted Stock Units, or (ii) your “Separation from Service” (as defined for purposes of Code Section 409A) (the first event to occur being the “Applicable Payment Event”). Notwithstanding the foregoing, if and only if (i) the Restricted Stock Units provided hereunder are non-qualified deferred compensation subject to Code Section 409A, (ii) you are a “specified employee” as defined for purposes of Code Section 409A, and (iii) distribution would otherwise be made on the date of the your Separation from Service, then distribution shall be delayed until the sooner of (x) the date that is 6 months and one day following the date of such Separation from Service, (y) your death, or (z) such sooner date as may be permitted under Code Section 409A.

Form of Payment Payment in respect of vested Restricted Stock Units shall be made by distributing a number of shares of Common Stock equal to the number of vested Restricted Stock Units being paid.

Dividend Equivalent Right
Restricted Stock Units shall have related dividend equivalent rights, which shall entitle you to receive an additional amount in cash in respect of your vested Restricted Stock Units equal to the value of all dividends and distributions made between the Grant Date and the payment date with respect to a number of shares of Common Stock equal to the number of Restricted Stock Units paid on such date (the “Dividend Equivalent Amounts”). The Dividend Equivalent Amounts shall be accumulated and paid at the same time as the vested Restricted Stock Units to which they relate. In the event the related Restricted Stock Units are forfeited, the accumulated Dividends Equivalent Amounts will also be forfeited.

Stockholder Rights	You have no stockholder rights with respect to the Restricted Stock Units.

Other Terms and Conditions	Are set forth in the accompanying Restricted Stock Unit Grant Terms and Conditions and the Plan.

By your online acceptance, you and the Company agree that the Restricted Stock Units granted hereby are granted under and governed by the terms and conditions of the Plan and of this VP/Executive Restricted Stock Unit Agreement (including this Notice of Restricted Stock Unit Award and the accompanying Restricted Stock Unit Terms and Conditions) (the “Grant Documents”). You hereby represent and acknowledge that you been provided the opportunity to review the Plan and the Grant Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Grant Documents.

PDC ENERGY, INC.

Sandra Jacoby, V.P. Corporate Administration

If you have any questions concerning the Grant Documents, please contact the General Counsel’s Office.

Restricted Stock Unit Terms and Conditions
The following terms and conditions apply to the Restricted Stock Units granted to you by the Company, as specified in the accompanying Notice of Restricted Stock Unit Award.

1.    Grant of Restricted Stock Units. The Company has issued to you the number of Restricted Stock Units set forth above in the Notice of Restricted Stock Unit Award, effective on the Grant Date, and subject to the terms and conditions set forth in the Notice of Restricted Stock Unit Award and the Restricted Stock Unit Terms and Conditions (together, the “Grant Documents”), and the Plan (which is incorporated herein by reference).

2.    Restricted Stock Units Non-Transferable. Restricted Stock Units (and related rights) may not be sold, assigned, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise.

3.    Vesting. Unless otherwise provided in the Plan, your Restricted Stock Units shall vest in accordance with the Vesting Schedule and/or upon the Special Vesting Events set forth in the Notice of Restricted Stock Unit Grant.

4.    Payment. Payment in respect of vested Restricted Stock Units shall be made at the time(s) and in the form(s) set forth in the Notice of Restricted Stock Unit Grant.

5.    Termination of Service; Forfeiture. Upon the termination of your Continuous Service for any reason, any Restricted Stock Units that have not vested in accordance with Paragraph 3 and the Notice of Restricted Stock Unit Award shall immediately be forfeited. Upon forfeiture, you shall have no further rights with respect to such Restricted Stock Units and related Dividend Equivalent Amounts.

6.    Tax Treatment; Section 409A. You may incur tax liability as a result of the receipt of Restricted Stock Units and payments thereunder. You should consult your own tax adviser for tax advice. You acknowledge that the Administrator, in the exercise of its sole discretion and without your consent, may amend or modify the Grant Documents in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A of the Code. The Company will provide you with notice of any such amendment or modification. This Section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify you for any failure to do so.

7.    Tax Withholding. You shall make appropriate arrangements with the Company to provide for payment of all federal, state, local or foreign taxes of any kind required by law to be withheld in respect of your Restricted Stock Units. Such arrangements may include, but are not limited to, the payment of cash directly to the Company, withholding by the Company from other cash payments of any kind otherwise due you, or share withholding as described below. You may elect to satisfy the minimum statutory withholding obligations, in whole or in part, (i) by having the Company withhold shares otherwise issuable to you or (ii) by delivering to the Company shares of Common Stock already owned by you. The shares delivered or withheld shall have an aggregate Fair Market Value not in excess of the minimum statutory total tax withholding obligations. In addition, to the extent provided by the Plan, you may elect to have the Company perform additional voluntary tax withholding through the withholding or delivery of shares up to the maximum statutory tax rates in your applicable jurisdictions. The Fair Market Value of the shares used for tax withholding purposes shall be determined by the Company as of the date on which taxation occurs. Shares used for tax withholding purposes must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election to withhold or deliver shares shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate.

8.    Consent Relating to Personal Data. Although you are not required to do so, you hereby voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Section 8. The Company and its subsidiaries hold, for the purpose of managing and administering the Plan, certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Restricted Stock Units and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in your favor (“Data”). The Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company.

9.    Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Restricted Stock Units evidenced hereby are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

10.    Electronic Delivery. BY YOUR ELECTRONIC ACCEPTANCE OF THIS AWARD, YOU HEREBY CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE GRANT DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO YOU BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. YOU ACKNOWLEDGE THAT YOU ARE ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING YOU THAT THE PLAN DOCUMENTS ARE AVAILABLE IN HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.

11.    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to you, to your address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

12.    Amendment. The Grant Documents may be amended by the Administrator at any time without your consent if such amendment is not materially adverse to your rights hereunder or is otherwise permitted herein. In all other cases, the Grant Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and by you.

13.    Relationship to Plan. Nothing in the Grant Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Grant Documents, the terms of the Plan shall prevail.

14.    Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of these Restricted Stock Unit Terms and Conditions. The invalidity or unenforceability of any provision of the Grant Documents shall not affect the validity or enforceability of any other provision thereof, and each other provision thereof shall be severable and enforceable to the extent permitted by law.

15.    Waiver. Any provision contained in the Grant Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.

16.    Binding Effect. The Grant Documents shall be binding upon and inure to the benefit of the Company and to you and your respective heirs, executors, administrators, legal representatives, successors and assigns.

17.    Rights to Employment. Nothing contained in the Grant Documents shall be construed as giving you any right to be retained in the employ of the Company and the Grant Documents are limited solely to governing the parties’ rights and obligations with respect to the Restricted Stock Units.

18.    Governing Law. The Grant Documents shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law principles thereof.

19.    Company Policies to Apply; Potential Clawback. The sale of any shares of Common Stock received as payment under the Restricted Stock Units is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, participation in the Plan and receipt of remuneration as a result of the Restricted Stock Units is subject in all respects to any laws, regulations, or Company compensation policies related to clawback that may be in effect from time to time.

20.    Section 409A Compliance. The Restricted Stock Units granted hereunder are intended to comply with or be exempt from the requirements of section 409A of the Internal Revenue Code, and the Grant Documents shall be interpreted and administered in a manner consistent with such intent. You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Restricted Stock Units granted hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties. In the event that the Restricted Stock Units granted hereunder are non-qualified deferred compensation subject to Code Section 409A, then notwithstanding anything to the contrary in Section 8.2 of the Plan, no amounts shall be paid upon a Change in Control (even though vesting may be accelerated) unless the Change in Control also qualifies as a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i) and payment would be permitted under Code Section 409A (including, but not limited to, under the plan termination rules of Treasury Regulation Section 1.409-3(j)(ix)(B)).